EXHIBIT (a)(1)(A)

                             MONSTER WORLDWIDE, INC.

           OFFER TO AMEND THE EXERCISE PRICE OF CERTAIN STOCK OPTIONS

                                 MARCH 13, 2007

                     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
                 AT 11:59 P.M., EASTERN TIME, ON APRIL 10, 2007,
                          UNLESS THE OFFER IS EXTENDED

     Monster Worldwide, Inc. ("Monster", the "Company", "us" or "we") is making this offer to amend certain stock options previously granted to you and to other of its employees under its 1999 Long Term Incentive Plan (the "Plan"). It has been determined that certain of your stock options were granted at a discount from fair market value and therefore may be subject to adverse tax consequences under Section 409A of the United States Internal Revenue Code of 1986, as amended (the "Code"). Code Section 409A provides that options granted with a below-market exercise price, to the extent they were not vested as of December 31, 2004, may be subject to adverse income taxation unless the below-market options are amended such that they are no longer subject to Code Section 409A or so that they comply with Code Section 409A. Monster is making this offer to give you the opportunity to avoid these adverse income taxation effects by enabling you to amend your options with a below-market exercise price to increase the exercise price per share to the fair market value per share of Monster common stock on the date of grant of your stock options as further described in this Offer to Amend.

     Accordingly, Monster is now offering individuals who were granted options with a below-market exercise price and who are subject to taxation in the United States the opportunity to amend the portion of their options that (i) were unvested as of December 31, 2004 and (ii) remain outstanding and unexercised on the expiration date of this offer (with such portion to constitute an "Eligible Option") to increase the exercise price per share to the Amended Exercise Price (as defined below) per share of Monster common stock. The Amended Exercise Price will apply only to the Eligible Options. The balance of each option will not be subject to this offer and will not constitute an Eligible Option for purposes of this offer. That portion of the option will retain its current exercise price and shall not, to the extent it was vested as of December 31, 2004, be subject to adverse tax consequences under Code Section 409A.

     Monster will compensate each optionee who accepts this offer for the difference between the original exercise price per share and the Amended Exercise Price for his or her Eligible Option. Each optionee whose Eligible Option is amended to increase the exercise price to the Amended Exercise Price per share upon the optionee's acceptance of this offer will become eligible to receive a special cash payment (the "Cash Payment") in a dollar amount determined by multiplying (i) the number of shares of Monster common stock subject to his or her Eligible Option by (ii) the amount by which the Amended Exercise Price exceeds the original exercise price per share in effect for that Eligible Option. The Cash Payment payable with respect to the portion of the Eligible Option that is vested as of the expiration date of the offer will not be subject to any vesting conditions and will be payable to the optionee as soon as practicable after January 1, 2008. Any Cash Payment payable with respect to the portion of the Eligible Option that is scheduled to vest after the expiration date of the offer will become payable to the optionee only if that portion of the Eligible Option vests, and will be paid as soon as practicable after the later of (i) January 1, 2008, or (ii) the date that portion of the Eligible Option vests.

     The amendment to your Eligible Option which you may elect pursuant to the offer will only be effective to cause your Eligible Option to be no longer subject to Code Section 409A if the exercise price of your Eligible Option is raised at least to the fair market value of Monster common stock on the actual date of grant. As part of our recent review of our option grant practices and our restatement of certain of our financial statements, we have determined that the Eligible Options have a different measurement date (which is the date on which the closing price of the shares underlying the Eligible Option was equal to the fair market value of the shares) than the date of grant stated in the option agreements for your Eligible Options. Therefore, we will use the methodology accepted by the United States Securities and Exchange Commission (the "SEC") in connection with the restatement of our financial statements for the fiscal year ended December 31, 2005 and the fiscal quarter ended March 31, 2006 to determine the measurement date for your Eligible Option. If you accept this Offer, the exercise price of your Eligible Option will be increased to the fair market value of Monster common stock on such measurement date. This increased exercise price will be referred to in this Offer as the "Amended Exercise Price." It is possible, however, that the U.S. Internal Revenue Service (the "IRS") will not accept the measurement date methodology that has been accepted by the SEC, in which case amending the exercise price of your Eligible Option to the Amended Exercise Price may not result in your Eligible Option being no longer subject to Code Section 409A.

     Each eligible option holder who has Eligible Options outstanding will be provided with a personalized Letter of Transmittal setting forth his or her Eligible Options, the Amended Exercise Price that would apply to each Eligible Option (if amended), a description of any potential Cash Payment which may be payable and other relevant information.

     Example: Assume that you were granted an option to purchase 1,000 shares which had a purported grant date of October 10, 2003 and an exercise price per share of $22.00. That option vests in five equal annual installments over the five-year period measured from October 10, 2003 and, as of January 1, 2005, 800 of those shares remained unvested. Assume also that the measurement date of this option as determined by the methodology accepted by the SEC was November 15, 2003. The unvested portion of your October 10, 2003 grant constitutes an Eligible Option for purposes of this offer. No other portion may be amended pursuant to this offer. Assume you remain employed by Monster through October 10, 2008 and you have not exercised your option. If you accept this offer to increase the exercise price, then your Eligible Option will be amended to have an increased exercise price of $23.90 per share with respect to those 800 shares (representing the closing market price on the measurement date). No other changes will be made to your stock option agreement relating to your Eligible Options. In addition, you will be eligible to receive a Cash Payment in the amount of $1,520 determined by multiplying (i) the 800 shares subject to the Eligible Option by (ii) $1.90 per share (the amount by which the new $23.90 per share exercise price for such repriced Eligible Option exceeds the current $22.00 per share exercise price). $1,216 of your Cash Payment will become payable as soon as practicable after January 1, 2008, less all applicable withholding taxes and payments.

The remaining $380 of the Cash Payment will become payable as soon as practicable after October 10, 2008, less all applicable withholding taxes and payments, regardless of your employment status with the Company.

     The offer set forth in this document and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "Offer") will expire on the expiration date, currently set for April 10, 2007, unless extended (the "Expiration Date").

     We are making this Offer upon the terms and subject to the conditions set forth in this Offer, including the conditions described in Section 7. You are not required to accept the Offer. The Offer is not conditioned upon the acceptance of the Offer with respect to a minimum number of Eligible Options. Each Eligible Option that we accept for amendment will be amended on the first business day following the Expiration Date of this Offer. Subject to satisfaction of the conditions to the Offer, we currently intend to accept for amendment the Eligible Options of those optionees who accept the Offer on or prior to the Expiration Date. Each amended Eligible Option will otherwise continue to be subject to the same vesting schedule, option term and other terms and conditions as in effect for that option immediately prior to the amendment.

     As of February 28, 2007, options to purchase 7,750,345 shares of our common stock were issued and outstanding under the Plan, including Eligible Options to purchase up to 81,257 shares of our common stock.

     Although our board of directors has approved this Offer, neither we nor our board of directors will make any recommendation as to whether you should accept the Offer to amend your Eligible Option. You must make your own decision whether to accept the Offer to amend your Eligible Option, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A may apply to your Eligible Option if it is not amended pursuant to this Offer.

     Shares of our common stock are quoted on The Nasdaq Stock Market, Inc. under the symbol "MNST." On February 28, 2007, the last reported sale price of our common stock on The Nasdaq Stock Market, Inc. was $49.86 per share. Neither the current exercise price nor the Amended Exercise Price is meant to reflect our view of what the trading price of our common stock will be in the short, medium or long term.

     You should direct questions about this Offer to Amend or requests for assistance or for additional copies of this document or the Letter of Transmittal to Patrick Harrington, Vice President, Tax of Monster Worldwide, Inc. at (212) 351-7114.

     We have not authorized anyone to give you any information or to make any representation in connection with this Offer to Amend other than the information and representations contained in this document, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal. If anyone makes any representation or gives you any information that is different from the representations and information contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO or in the related Letter of

Transmittal, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should accept or reject this Offer to Amend to amend your Eligible Option. If anyone makes any recommendation to you, you must not rely upon that recommendation as having been authorized by us. You should rely only on the representations and information contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal or to which we have referred you.

     This Offer to Amend has not been approved or disapproved by the SEC or any state or foreign securities commission nor has the SEC or any state or foreign securities commission passed upon the accuracy or adequacy of the information contained in this Offer to Amend. Any representation to the contrary is a criminal offense. All references to tax consequences are for guidance only. We recommend that you consult with your tax advisor to determine the tax consequences of electing or not electing to participate in this Offer to Amend.

                              IMPORTANT INFORMATION

     Monster will send you a personalized Letter of Transmittal containing a summary of the Eligible Options you currently hold, including the number of shares subject to Code Section 409A. If you wish to accept this Offer to Amend to amend your Eligible Options, you must timely complete and sign your Letter of Transmittal in accordance with its instructions, and send it and any other required documents via facsimile to The Altman Group, Inc., Attn.: Jason Vinick, at facsimile number (201) 460-0050. Submission by any other means, including hand delivery, interoffice mail or U.S. mail (or other postal service), is not permitted.

     We are not making this Offer to Amend to, nor will we accept any submitted acceptance of this Offer to Amend from or on behalf of, option holders in any jurisdiction in which this Offer to Amend or the acceptance of this Offer to Amend would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to legally make this Offer to Amend to option holders in any such jurisdiction.


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

                                TABLE OF CONTENTS

                                                                                                               PAGE
SUMMARY TERM SHEET...............................................................................................3

CERTAIN RISKS OF PARTICIPATING IN THE OFFER.....................................................................10

THE OFFER.......................................................................................................12

1.       ELIGIBLE PARTICIPANTS; ELIGIBLE OPTIONS; AMENDMENT AND CASH PAYMENT; EXPIRATION DATE;
         ADDITIONAL CONSIDERATIONS..............................................................................12

2.       PURPOSE OF THE OFFER...................................................................................15

3.       STATUS OF ELIGIBLE OPTIONS NOT AMENDED.................................................................17

4.       PROCEDURES FOR ACCEPTING THE OFFER TO AMEND ELIGIBLE OPTIONS...........................................18

5.       WITHDRAWAL RIGHTS......................................................................................19

6.       ACCEPTANCE OF ELIGIBLE OPTIONS FOR AMENDMENT...........................................................20

7.       CONDITIONS OF THE OFFER................................................................................21

8.       PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.....................................................23

9.       SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF AMENDED ELIGIBLE OPTIONS..................................24

10.      AMENDED ELIGIBLE OPTIONS WILL NOT DIFFER FROM ELIGIBLE OPTIONS.........................................26

11.      INFORMATION CONCERNING MONSTER.........................................................................26

12.      INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS; AND
         MATERIAL AGREEMENT WITH DIRECTORS AND OFFICERS.........................................................27

13.      STATUS OF OPTIONS AMENDED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.....................27

14.      LEGAL MATTERS; REGULATORY APPROVALS....................................................................28

15.      MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES..........................................................28

16.      EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.........................................................29

17.      FEES AND EXPENSES......................................................................................30

18.      ADDITIONAL INFORMATION.................................................................................30

19.      FORWARD-LOOKING STATEMENTS; MISCELLANEOUS..............................................................31

                                TABLE OF CONTENTS
                                  (continued)


SCHEDULE I        INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF MONSTER WORLDWIDE, INC.

SCHEDULE II       BENEFICIAL OWNERSHIP OF MONSTER SECURITIES BY MONSTER DIRECTORS AND EXECUTIVE OFFICERS

SCHEDULE III      INTERESTS OF DIRECTORS AND OFFICERS: TRANSACTIONS AND ARRANGEMENTS CONCERNING THE
                  OPTIONS OR COMMON STOCK OF MONSTER

                           INDEX TO SUMMARY TERM SHEET

QUESTION                                                                                                       PAGE
-------------------------------------------------------------------------------------------------------------------
AM I REQUIRED TO PARTICIPATE IN THE OFFER?........................................................................6

ARE OPTIONEES RESIDENT OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE IN THE OFFER?............................3

CAN I EXERCISE MY ELIGIBLE OPTION AFTER I ACCEPT THE OFFER BUT BEFORE IT IS AMENDED?..............................7

DURING WHAT PERIOD OF TIME MAY I WITHDRAW MY PREVIOUSLY SUBMITTED ACCEPTANCE OF THE OFFER TO AMEND MY ELIGIBLE
   OPTIONS?.......................................................................................................8

HOW AND WHEN DO I ACCEPT THE OFFER TO AMEND MY ELIGIBLE OPTION?...................................................8

HOW WILL MY CASH PAYMENT BE TAXED?................................................................................7

IF I HOLD MULTIPLE ELIGIBLE OPTIONS, CAN I CHOOSE WHICH ELIGIBLE OPTIONS WITH RESPECT TO WHICH I WANT TO ACCEPT
   THE OFFER?.....................................................................................................6

WHAT ARE SOME OF THE KEY DATES TO REMEMBER?.......................................................................9

WHAT ARE THE COMPONENTS OF THE OFFER?.............................................................................4

WHAT ARE THE CONDITIONS TO THE OFFER?.............................................................................7

WHAT ARE THE TAX CONSEQUENCES IF I ACCEPT THE OFFER?..............................................................5

WHAT ARE THE TAX CONSEQUENCES IF I DO NOT ACCEPT THE OFFER?.......................................................5

WHAT ARE THE TAX CONSEQUENCES OF AN OPTION BEING SUBJECT TO CODE SECTION 409A?....................................4

WHAT DOES MONSTER THINK OF THE OFFER?.............................................................................9

WHAT HAPPENS IF THE FAIR MARKET VALUE OF THE MONSTER COMMON STOCK ON THE AMENDMENT DATE IS LESS THAN THE AMENDED
   EXERCISE PRICE? WILL MY OPTIONS HAVE A PRICE THAT IS LESS THAN THE AMENDED EXERCISE PRICE?.....................6

WHAT SECURITIES ARE SUBJECT TO THE OFFER?.........................................................................6

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?.......7

WHEN MAY I EXERCISE THE PORTION OF MY OPTION THAT WAS VESTED AS OF DECEMBER 31, 2004?.............................7

                           INDEX TO SUMMARY TERM SHEET

QUESTION                                                                                                       PAGE
-------------------------------------------------------------------------------------------------------------------
WHEN WILL MY ELIGIBLE OPTION BE AMENDED?..........................................................................6

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?............................................................9

WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?......................................................................3

WHY AREN'T MY SHARES THAT VESTED IN 2004 OR IN PRIOR YEARS SUBJECT TO THE OFFER?..................................9

WHY IS MONSTER MAKING THE OFFER?..................................................................................3

WILL MONSTER TAKE AN ACCOUNTING CHARGE IN CONNECTION WITH THE OFFER? WHAT WILL BE THE TOTAL AMOUNT OF THE CASH
   PAYMENT?.......................................................................................................8

WILL THE TERMS AND CONDITIONS OF MY AMENDED ELIGIBLE OPTION BE THE SAME AS MY ELIGIBLE OPTION?....................6

                               SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about this Offer to Amend. We urge you to read carefully the remainder of this Offer to Amend and the accompanying Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "Offer") because the information in this summary and in the introductory pages preceding this summary is not complete and may not contain all of the information that is important to you. Additional important information is contained in the remainder of this Offer to Amend and the Letter of Transmittal. We have included page references to the relevant sections of this Offer to Amend where you can find a more complete description of the topics in this summary term sheet.

WHY IS MONSTER MAKING THE OFFER?

     Monster Worldwide, Inc. ("Monster", the "Company", "us" or "we") is making this offer to amend certain stock options granted to employees of Monster because of adverse tax consequences that may apply. These options entitle the optionees to purchase shares of the Company's common stock under its 1999 Long Term Incentive Plan (the "Plan") for a specified exercise price per share. The Company recently determined that the fair market value of the Company's common stock on the measurement date for those options for accounting and tax purposes was higher than the specified exercise price per share on the date of grant.

     New Section 409A to the Internal Revenue Code (the "Code") provides that options granted with a below-market exercise price, to the extent that they were not vested as of December 31, 2004, may be subject to adverse income taxation (as described below), unless the options are amended such that they are no longer subject to Code Section 409A. Monster has decided to amend the options such that they should no longer subject to Code Section 409A by increasing the exercise price per share to the Amended Exercise Price (as defined below) per share.

WHO IS ELIGIBLE TO PARTICIPATE IN THE OFFER?

     Monster is offering individuals who received options under the Plan with a below-market exercise price and who are subject to taxation in the United States the opportunity to amend the portion of their option that (i) was unvested as of December 31, 2004 and (ii) remains outstanding and unexercised on the expiration date of this offer (with such portion to constitute an "Eligible Option") to increase the exercise price to the Amended Exercise Price per share.

ARE OPTIONEES RESIDENT OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE IN THE OFFER?

     Yes. If you hold an Eligible Option and are subject to taxation in the United States, you are eligible to participate in the Offer, even if you are not currently residing in the United States.

WHAT ARE THE COMPONENTS OF THE OFFER?

     The amendment to your Eligible Option which you may elect pursuant to the offer will only be effective to cause your Eligible Option to be no longer subject to Code Section 409A if the exercise price of your Eligible Option is raised at least to the fair market value of Monster common stock on the actual date of grant. As part of our recent review of our option grant practices and our restatement of certain of our financial statements, we have determined that the Eligible Options have a different measurement date than the date of grant stated in the option agreements for your Eligible Options. Therefore, we will use the methodology accepted by the United States Securities and Exchange Commission (the "SEC") in connection with the restatement of our financial statements for the fiscal year ended December 31, 2005 and the fiscal quarter ended March 31, 2006 to determine the measurement date for your Eligible Option. If you accept this Offer, the exercise price of your Eligible Option will be increased to the fair market value of Monster common stock on such measurement date. This increased exercise price will be referred to in this Offer as the "Amended Exercise Price." It is possible, however, that the U.S. Internal Revenue Service (the "IRS") will not accept the measurement date methodology that has been accepted by the SEC, in which case amending the exercise price of your Eligible Option to the Amended Exercise Price may not result in your Eligible Option being no longer subject to Code Section 409A.

     Monster will compensate each optionee who accepts this Offer for the difference between the original exercise price and the Amended Exercise Price for each share subject to the Eligible Option. Each optionee whose Eligible Option is amended to reflect the higher per share exercise price will become eligible to receive a special cash payment (the "Cash Payment") in a dollar amount determined by multiplying (i) the number of shares of common stock subject to his or her Eligible Option by (ii) per share difference of the original per share exercise price and the Amended Exercise Price. The Cash Payment payable with respect to portion of the Eligible Option that is vested as of the expiration date of the Offer will not be subject to any vesting conditions and will be payable to the optionee as soon as practicable after January 1, 2008. Any Cash Payment payable with respect to the portion of the Eligible Option that is scheduled to vest after the expiration date of the Offer will become payable to the optionee only if that portion of the Eligible Option vests, and will be paid as soon as practicable after the later of (i) January 1, 2008, or (ii) the date the portion of the Eligible Option vests. (Pages 12-13)

WHAT ARE THE TAX CONSEQUENCES OF AN OPTION BEING SUBJECT TO CODE SECTION 409A?

     Code Section 409A was added to the Code by the American Jobs Creation Act of 2004. In December 2004 and September 2005, the U.S. Treasury Department and IRS provided guidance and issued proposed regulations with respect to certain items of compensation under Code Section 409A. That guidance and the proposed regulations indicate that a stock option granted with an exercise price per share below the fair market value of the underlying shares on the grant date will, to the extent that option was not vested as of December 31, 2004, be subject to Code Section 409A. Unless that option complies with Code Section 409A, the option will trigger the following adverse U.S. federal tax consequences under Code Section 409A:

               (i) The optionee will recognize immediate taxable income as of the December 31st in which the option (or portion thereof) vests. The amount of income recognized on each December 31st will be equal to the fair market value of the shares subject to the option on such date, less the exercise price payable for those shares. Once income is recognized, it is not again recognized in later years. Taxation will occur in such manner even though the option remains unexercised.

               (ii) The optionee will incur an additional twenty percent (20%) penalty tax on the income recognized on each December 31st.

               (iii) The optionee may also be liable for interest at a penalty rate if the taxes are not paid on a timely basis.

     Certain states, including California, have adopted provisions similar to Code Section 409A under state tax law, and for optionees subject to income taxation in such states, the total penalty tax would be up to 40% (a 20% federal penalty tax and up to a 20% state penalty tax).

WHAT ARE THE TAX CONSEQUENCES IF I ACCEPT THE OFFER?

     If you accept the Offer to amend your Eligible Option, you should not recognize any taxable income for U.S. federal income tax purposes at the time of the acceptance or at the time your Eligible Option is amended.

     You should also avoid the adverse tax consequences under Code Section 409A that could occur if your Eligible Option was not amended to be removed from coverage of Code Section 409A. Accordingly, as your amended Eligible Option vests in one or more installments, you should not recognize taxable income, and you should not be subject to any 20% penalty tax or any interest penalty under Code Section 409A. However, you will recognize taxable income when you receive the Cash Payment and you may recognize taxable income upon exercise of your amended option. (Pages 28-29) If the Internal Revenue Service were to take the position that the Amended Exercise Price per share of an Eligible Option is below the fair market value per share on the date of grant of the Eligible Option, then the Eligible Option could remain subject to Code Section 409A and could be subject to the adverse consequences described above.

     If you are subject to the tax laws of other jurisdictions in addition to the United States, there may be additional consequences of participation in the Offer. All eligible participants, including those who are also subject to taxation in foreign jurisdictions, whether by reason of their nationality, residence or otherwise, should consult with their own personal tax advisor as to the tax consequences of accepting the Offer.

WHAT ARE THE TAX CONSEQUENCES IF I DO NOT ACCEPT THE OFFER?

     If you choose not to accept the Offer to amend your Eligible Option, then you may be subject to the adverse tax consequences under Code Section 409A. You will be solely responsible for any taxes, penalties or interest payable under Code Section 409A. (Pages 15-18) In addition, if your Eligible Option is not amended to increase the exercise price pursuant to the Offer, you will not become eligible to receive the Cash Payment. You should note that the

IRS has not issued final regulations under Code Section 409A. There is a chance that the regulations issued by the IRS may provide some relief with respect to the Eligible Options. We cannot guarantee the effect of any future IRS guidance. (Page 10)

WHAT SECURITIES ARE SUBJECT TO THE OFFER?

     The Offer covers only Eligible Options. Your Letter of Transmittal will contain a personal summary of the Eligible Option that you currently hold, including information relating to the number of shares subject to Code Section 409A. (Page 18)

AM I REQUIRED TO PARTICIPATE IN THE OFFER?

     No. Participation in the Offer is voluntary. You may choose to either accept the Offer to amend your Eligible Option for repricing to the Amended Exercise Price or to retain the current terms of the Option. (Pages 12-13; 17-19) Monster does not intend to assist you in bringing an Eligible Option into compliance with Code Section 409A other than through this Offer.

IF I HOLD MULTIPLE ELIGIBLE OPTIONS, CAN I CHOOSE WHICH ELIGIBLE OPTIONS WITH RESPECT TO WHICH I WANT TO ACCEPT THE OFFER?

     Yes. If you hold multiple Eligible Options, you can choose which Eligible Options with respect to which you want to accept the Offer. However, if you choose to accept the Offer with respect to any Eligible Option you hold, you must accept the Offer with respect to all of the shares subject to that Eligible Option. (Pages 18-19)

WILL THE TERMS AND CONDITIONS OF MY AMENDED ELIGIBLE OPTION BE THE SAME AS MY ELIGIBLE OPTION?

     Except for the Amended Exercise Price, each Eligible Option that is amended pursuant to this Offer will continue to remain subject to the same terms and conditions as in effect for that option immediately prior to the amendment. Accordingly, the amended option will vest in accordance with the same vesting schedule measured from the same vesting commencement date and it will have the same option term and other conditions currently in effect for that option. No change to the vesting schedule or other terms will occur by reason of the amendment. (Pages 12-13; 24-26)

WHEN WILL MY ELIGIBLE OPTION BE AMENDED?

     The Eligible Options for which this Offer is accepted will be amended on the first business day following the expiration date of the Offer (the "Amendment Date"). (Page 12)

WHAT HAPPENS IF THE FAIR MARKET VALUE OF THE MONSTER COMMON STOCK ON THE AMENDMENT DATE IS LESS THAN THE AMENDED EXERCISE PRICE? WILL MY OPTIONS HAVE A PRICE THAT IS LESS THAN THE AMENDED EXERCISE PRICE?

     No. Even if the fair market value per share of Monster common stock on the Amendment Date is less than the Amended Exercise Price, if you elect to amend your Eligible

Options by amending the exercise price, your Eligible Option will be amended to have an exercise price per share equal to the Amended Exercise Price.

CAN I EXERCISE MY ELIGIBLE OPTION AFTER I ACCEPT THE OFFER BUT BEFORE IT IS AMENDED?

     If you accept the Offer to amend your Eligible Option and want to exercise it prior to its amendment, you must first withdraw your previously submitted acceptance. If you exercise your option prior to its amendment under the Offer, you may be subject to adverse tax consequences under Code Section 409A and you will be solely responsible for any taxes, penalties or interest payable under Code Section 409A. (Pages 19-20)

WHEN MAY I EXERCISE THE PORTION OF MY OPTION THAT WAS VESTED AS OF DECEMBER 31, 2004?

     You may exercise the portion of your option that was vested as of December 31, 2004 at any time prior to its termination. That portion of the option is not subject to the Offer and will not be subject to the adverse tax consequences under Code Section 409A.

HOW WILL MY CASH PAYMENT BE TAXED?

     You will be taxed upon receipt of each installment payment of the Cash Payment that you earn. The payment will constitute wages for tax withholding purposes. Accordingly, Monster must withhold all applicable U.S. federal, state and local income and employment withholding taxes as well as all applicable foreign taxes and payments required to be withheld with respect to such payment. You will receive only the portion of the payment remaining after all those taxes and payments have been withheld.

WHAT ARE THE CONDITIONS TO THE OFFER?

     The Offer is subject to a number of conditions, including the conditions described in Section 7. The Offer is not conditioned upon the acceptance of the Offer with respect to a minimum number of Eligible Options for amendment. (Pages 21-23)

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

     The Offer expires on April 10, 2007, at 11:59 p.m. Eastern Time, unless we extend the Offer.

     Although we do not currently intend to do so, we may, in our discretion, extend the Offer at any time. If the Offer is extended, we will send you an e-mail or other communication informing you of the extension no later than 9:00 a.m. Eastern Time on the next business day following the previously scheduled expiration of the Offer period. (Pages 29-30)

HOW AND WHEN DO I ACCEPT THE OFFER TO AMEND MY ELIGIBLE OPTION?

     If you decide to accept the Offer to amend your Eligible Option, you must deliver to us, before 11:59 p.m. Eastern Time on April 10, 2007, the Letter of Transmittal distributed to you, properly completed and duly executed, and any other documents required by the Letter of Transmittal. The Letter of Transmittal and other documents must be sent to us via facsimile at The Altman Group, Inc.,
Attn.: Jason Vinick, at facsimile number (201) 460-0050. Responses submitted by any other means, including hand delivery, interoffice mail or U.S. mail (or other postal service), are not permitted. If we extend the Offer beyond that time, you must deliver these documents before the extended expiration date of the Offer. We will not accept delivery of any Letter of Transmittal after the expiration of the Offer. If we do not receive a properly completed and duly executed Letter of Transmittal from you prior to the expiration of the Offer, we will not accept your Eligible Option for amendment, and that option will not be amended pursuant to this Offer.

     We reserve the right to reject any or all acceptances of the Offer to amend Eligible Options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept all properly and timely submitted acceptances of the Offer that are not validly withdrawn. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept all properly submitted acceptances of the Offer upon the expiration of the Offer, and we will amend those options on the Amendment Date. (Pages 20-21)

DURING WHAT PERIOD OF TIME MAY I WITHDRAW MY PREVIOUSLY SUBMITTED ACCEPTANCE OF THE OFFER TO AMEND MY ELIGIBLE OPTIONS?

     You may withdraw your acceptance of the Offer to amend your Eligible Option at any time before 11:59 p.m. Eastern Time on April 10, 2007. If we extend the Offer beyond that time, you may withdraw your submitted acceptance at any time until the extended expiration date of the Offer. To withdraw your submitted acceptance, you must send to us a properly completed and executed Withdrawal Form, with the required information while you still have the right to withdraw the submitted acceptance of the Offer. To receive a copy of the Withdrawal Form please contact Jason Vinick at The Altman Group, Inc. at (201) 806-2208. The Withdrawal Form must be sent via facsimile to The Altman Group, Inc., Attn.:
Jason Vinick, at facsimile number (201) 460-0050. Once you have withdrawn your acceptance, you may resubmit an acceptance only if you again follow the acceptance procedures described in this document and the Letter of Transmittal prior to the expiration date of the Offer. (Pages 18-20) If you withdraw your acceptance and do not re-submit an acceptance, you may be subject to adverse income tax consequences under Code Section 409A. (Pages 15-17)

WILL MONSTER TAKE AN ACCOUNTING CHARGE IN CONNECTION WITH THE OFFER? WHAT WILL BE THE TOTAL AMOUNT OF THE CASH PAYMENT?

     We do not expect to incur any accounting charges as a result of the Offer or the amendment of any Eligible Option under the Offer.

     If the Offer to amend all Eligible Options is accepted with respect to all of the Eligible Options, Monster will pay a Cash Payment of up to $330,927.

WHY AREN'T MY SHARES THAT VESTED IN 2004 OR IN PRIOR YEARS SUBJECT TO THE OFFER?

     The Internal Revenue Service's proposed regulations implementing Code
Section 409A provide that the Section does not apply to options that vested prior to January 1, 2005.

WHAT DOES MONSTER THINK OF THE OFFER?

     Although our board of directors has approved the Offer, neither we nor our board of directors make any recommendation as to whether you should accept or refrain from accepting the Offer to amend your Eligible Option. You must make your own decision whether to accept the Offer, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Code Section 409A may apply to your Eligible Option if it is not amended. (Pages 15-17) Monster recommends that you consult with your tax advisor when deciding whether or not you should accept the Offer to amend your Eligible Option.

WHAT ARE SOME OF THE KEY DATES TO REMEMBER?

     The commencement date of the Offer is March 13, 2007.

     The Offer expires at 11:59 pm Eastern Time on April 10, 2007 (unless we extend it).

     The Eligible Options will be amended on April 11, 2007 (unless we extend the Offer).

     Payment of the Cash Payment: The Cash Payment payable with respect to the portion of the Eligible Option that is vested as of the Expiration Date of the Offer will not be subject to any vesting conditions and will be payable to the optionee as soon as practicable after January 1, 2008. Any Cash Payment payable with respect to the portion of the Eligible Option that is scheduled to vest after the Expiration Date of the Offer will become payable to the optionee if that portion of the Eligible Option vests, and will be paid as soon as practicable after the later of (i) January 1, 2008, or (ii) the date that portion of the Eligible Option vests.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

     For additional information or assistance, you should contact Patrick Harrington, Vice President, Tax of Monster Worldwide, Inc. at (212) 351-7114.

                   CERTAIN RISKS OF PARTICIPATING IN THE OFFER

     Participating in the Offer involves risks discussed in this Offer and described below. In addition, information concerning risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2006 is incorporated by reference herein and may be inspected at, and copies may be obtained from, the places and in the manner described in Section 18 "Additional Information." You should carefully consider these risks and are encouraged to consult your investment, tax and legal advisor before deciding to participate in the Offer.

Tax-Related Risks.

     The Internal Revenue Service Could Change the Expected Code Section 409A Tax Consequences or May Not Accept the Methodology Approved by the SEC to Determine the Measurement Date. As described above and in Section 2 below, based on the current guidance and proposed regulations under Code Section 409A, your Eligible Option may be subject to adverse tax consequences under Code Section 409A. We believe that we have complied in good faith with the current guidance and proposed regulations with respect to the Offer to amend your Eligible Option to avoid the adverse tax consequences of Code Section 409A. However, you should be aware that the Internal Revenue Service has not yet issued final regulations under Code Section 409A. Such final regulations could be different from the current guidance. There is a possibility that final regulations may provide some relief with respect to the Eligible Options and may not subject your Eligible Option to the adverse tax consequences under Code Section 409A. We cannot guarantee the effect of any future Internal Revenue Service guidance. Additionally, we will use the methodology approved by the SEC in connection with the restatement of our financial statements for the fiscal year ended December 31, 2005 and the fiscal quarter ended March 31, 2006 to determine the measurement date for your Eligible Option. If you accept this Offer, the exercise price of your Eligible Option will be increased to the fair market value of Monster common stock on such measurement date. It is possible, however, that the IRS will not accept the measurement date methodology that has been accepted by the SEC, in which case amending the exercise price of your Eligible Option to the Amended Exercise Price may not result in your Eligible Option being no longer subject to Code Section 409A.

     Tax-related Risks for Residents of Multiple Countries. If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your participation in the Offer. You should be certain to consult your personal tax advisor to discuss these consequences.

     State and Local Taxes. The discussion in Section 2 and Section 15 of the Offer to Amend describes the material U.S. federal income tax consequences if you participate in the Offer and if you do not participate in the Offer; state and local taxes may differ. Certain states, including California, have adopted provisions similar to Code Section 409A under state tax law; if you are subject to income taxation in such states, you may incur additional taxes and penalties under such provisions with respect to your Eligible Option.

     All option holders should consult with their own personal tax advisor as to the tax consequences of their participation in the Offer.

Procedural Risks.

     You are responsible for making sure that your Letter of Transmittal and/or Withdrawal Form is received by us prior to the expiration time. Your submissions may only be made via facsimile. Submissions made by any other means, including hand delivery, inter-office mail or U.S. mail (or other postal service), will not be accepted. We intend to confirm the receipt of your Letter of Transmittal and/or Withdrawal Form within two business days of receipt. If you have not received a confirmation, you must confirm that we have received your submissions by contacting Jason Vinick at The Altman Group, Inc. at (201) 806-2208. If we do not have a record of receipt of your submissions, we may request that you show us evidence of submission. We recommend that you keep a copy of your submissions and fax confirmation sheet in case we ask you for evidence of timely submission. If you do not have evidence of timely submission, we will not be obligated to change any determinations we have made regarding your participation in the Offer.

Business-Related Risks

     In addition to the risks outlined above, we encourage you to review the risk factors outlined in our periodic and other reports filed with the SEC, including those in our annual report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 1, 2007, which is incorporated by reference herein.

                                    THE OFFER

1. ELIGIBLE PARTICIPANTS; ELIGIBLE OPTIONS; AMENDMENT AND CASH PAYMENT; EXPIRATION DATE; ADDITIONAL CONSIDERATIONS.

     Upon the terms and subject to the conditions of the Offer to Amend and the accompanying Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "Offer"), we will amend all Eligible Options (as defined below) that are accepted in the Offer in accordance with Section 4, and do not validly withdraw their acceptance in accordance with
Section 5 before the Expiration Date (as defined below).

Eligible Participants

     Individuals to whom Eligible Options (as defined below) have been granted by Monster Worldwide, Inc. ("Monster", the "Company", "us" or "we") and who are subject to taxation in the United States are eligible to participate in the Offer ("Eligible Participants") and to accept the Offer to amend their Eligible Options in accordance with the terms and conditions of the Offer.

     None of the members of our board of directors and none of our executive officers hold Eligible Options, and those individuals, accordingly, are not eligible to participate in the Offer.

Eligible Options

     An "Eligible Option" is the portion of each option to purchase shares of Monster common stock granted with a below-market exercise price under Monster's 1999 Long Term Incentive Plan (the "Plan") that (i) was unvested as of December 31, 2004 and (ii) remains outstanding and unexercised upon the Expiration Date (as defined below) of this Offer. No other portion of that option will constitute an Eligible Option. If you are an Eligible Participant and you choose to accept the Offer to amend one of your Eligible Options, you must accept the Offer with respect to all of the shares subject to such Eligible Option. As of March 5, 2007, Eligible Options to purchase 81,257 shares of Monster common stock were outstanding.

Amendment and Cash Payment

     If you accept the Offer to amend your Eligible Option, then the exercise price of an Eligible Option will increase to the Amended Exercise Price. The balance of the option will not be subject to this Offer and will not constitute an Eligible Option for purposes of this Offer. That portion of the option will retain its current exercise price and, to the extent it was vested as of December 31, 2004, will not be subject to adverse tax consequences under Section 409A of the United States Internal Revenue Code of 1986, as amended (the "Code"). The "Amendment Date" will be the date on which the Eligible Options will be amended to increase the exercise price to the Amended Exercise Price (as defined below).

     The amendment to your Eligible Option which you may elect pursuant to the offer will only be effective to cause your Eligible Option to be no longer subject to Code Section 409A if the exercise price of your Eligible Option is raised at least to the fair market value of

Monster common stock on the actual date of grant. As part of our recent review of our option grant practices and our restatement of certain of our financial statements, we have determined that the Eligible Options have a different measurement date than the date of grant stated in the option agreements for your Eligible Options. Therefore, we will use the methodology accepted by the United States Securities and Exchange Commission (the "SEC") in connection with the restatement of our financial statements for the fiscal year ended December 31, 2005 and the fiscal quarter ended March 31, 2006 to determine the measurement date for your Eligible Option. If you accept this Offer, the exercise price of your Eligible Option will be increased to the fair market value of Monster common stock on such measurement date. This increased exercise price will be referred to in this Offer as the "Amended Exercise Price." It is possible, however, that the U.S. Internal Revenue Service (the "IRS") will not accept the measurement date methodology that has been accepted by the SEC, in which case amending the exercise price of your Eligible Option to the Amended Exercise Price may not result in your Eligible Option being no longer subject to Code
Section 409A.

     Except for the Amended Exercise Price, all of the other terms and provisions of the amended Eligible Option will be identical to the terms and provisions in effect for the Eligible Option immediately prior to the amendment. Accordingly, each amended Eligible Option will continue to vest in accordance with the same vesting schedule measured from the same vesting commencement date and it will have the same option term and other conditions currently in effect for that option.

     Monster will compensate each Eligible Participant who accepts the Offer for the difference between the original exercise price per share and the Amended Exercise Price per share subject to the Eligible Option. Each Eligible Participant who accepts this Offer will become eligible to receive a special cash payment (the "Cash Payment") in a dollar amount determined by multiplying
(i) the number of shares of Monster common stock subject to his or her Eligible Option by (ii) the amount by which the Amended Exercise Price exceeds the original exercise price per share in effect for that Eligible Option. The Cash Payment payable with respect to the portion of the Eligible Option that is vested as of the Expiration Date of the Offer will not be subject to any vesting conditions and will be payable to the optionee as soon as practicable after January 1, 2008. Any Cash Payment payable with respect to the portion of the Eligible Option that is scheduled to vest after the Expiration Date (as defined below) of the Offer will become payable to the optionee only if that portion of the Eligible Option vests, and will be paid as soon as practicable after the later of (i) January 1, 2008, or (ii) the date that portion of the Eligible Option vests. Monster must withhold all applicable U.S. federal, state and local income and employment withholding taxes as well as all applicable foreign tax and other payments from each Cash Payment installment payment, and the optionee will receive only the portion of the payment remaining after those taxes and payments have been withheld. If all the Eligible Participants accept the Offer, then the Cash Payments payable pursuant to this Offer will be in the total maximum dollar amount of $330,927.

Expiration Date

     The term "Expiration Date" means 11:59 p.m. Eastern Time on April 10, 2007 unless we decide to extend the period of time during which the Offer will remain open, in which event the term "Expiration Date" will refer to the latest time and date at which the Offer, as so extended, expires. See Section 16 for a description of our rights to extend, delay, terminate and amend the Offer, and Section 7 for a description of conditions to the Offer.

Additional Considerations

     In deciding whether to accept the Offer to amend your Eligible Option, you should know that Monster continually evaluates and explores strategic opportunities as they arise, including business combination transactions, strategic partnerships, capital infusions, and the purchase or sale of assets. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions. We also grant options in the ordinary course of business to our current and new employees, including our executive officers. Our employees, including our executive officers, from time to time acquire or dispose of our securities. Subject to the foregoing, and except as otherwise disclosed in the Offer or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

          (a) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

          (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

          (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

          (d) any change in our present board of directors or executive management team, including any plans to change the number or term of our directors or to fill any existing board vacancies or to change the material terms of any executive officer's employment;

          (e) any other material change in our corporate structure or business;

          (f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

          (g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

          (h) the suspension of our obligation to file reports pursuant to
     Section 15(d) of the Securities Exchange Act;

          (i) the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or

          (j) any change in our articles of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

2.   PURPOSE OF THE OFFER.

     Monster previously granted to its employees options to purchase shares of Monster common stock under the Plan with a grant date between January 2, 2001 and March 11, 2003 and an exercise price per share between $7.55 and $45.36. Monster is making this Offer because of potential adverse tax consequences that apply when the exercise price of a stock option is lower than the market price of the Company's stock on the measurement date of that option for tax purposes.

     Section 409A of the Code provides that options granted with a below-market exercise price, to the extent unvested as of December 31, 2004, will be subject to adverse income taxation unless the option is brought into compliance with Code Section 409A or removed from coverage under Code Section 409A. Monster has decided to amend the options by increasing the exercise price per share to the Amended Exercise Price per share.

     Section 409A was added to the Code by the American Jobs Creation Act of 2004. In December 2004 and September 2005, the U.S. Treasury Department and Internal Revenue Service provided guidance and issued proposed regulations with respect to certain items of compensation under Section 409A. The guidance and proposed regulations indicate that a stock option granted with an exercise price per share below the fair market value of the underlying shares on the grant date will, to the extent that option was not vested as of December 31, 2004, be subject to the adverse tax consequences of Code Section 409A. Unless remedial action is taken to bring that option into compliance, the option will trigger the following adverse U.S. federal tax consequences under Code Section 409A:

          (i) The optionee will recognize immediate taxable income as of the December 31st in which the option (or portion thereof) vests. The amount of income recognized on each December 31st will be equal to the fair market value of the shares underlying the option on such date, less the exercise price payable for those shares. Once income is recognized, it is not again recognized in later years. Taxation will occur in such manner even though the option remains unexercised.

          (ii) The optionee will incur an additional twenty percent (20%) penalty tax on the income recognized on each December 31st.

          (iii) The optionee may also be liable for interest at a penalty rate if the taxes are not paid on a timely basis.

     Certain states, including California, have adopted provisions similar to Code Section 409A under state tax law, and for optionees subject to income taxation in such states, the total penalty tax would be up to 40% (a 20% federal penalty tax and up to a 20% state penalty tax).

     The following is an example of the adverse U.S. federal income taxes which may occur under Code Section 409A if remedial action is not taken to bring the below-market options into compliance with Code Section 409A:

     Example: Assume you have an option with a grant date of September 17, 2003 that entitles you to purchase 1,000 shares for an exercise price per share of $28.44. Further assume that the option vests in four successive equal annual installments over the four-year period measured from the grant date and that, as of December 31, 2004, the option was unvested as to 750 shares. Assume that you have not exercised the option. You would have the following tax consequences:

     (1) Impact on 2005 Taxes:

     Ordinary Income on December 31, 2005: Under Code Section 409A, your below-market option would result in your recognition of ordinary compensation income on December 31, 2005 with respect to the 250 shares which vest in 2005. Based on the assumed fair market value of the Monster common stock of $40.82 per share on December 31, 2005, such income would be in an amount equal to $3,095.00, calculated as follows:

                        ($40.82-$28.44) x 250 = $3,095.00

     Excise Tax Applicable to December 31, 2005 Vesting: In addition, you would incur a penalty tax at that time in the amount of $619.00 ($3,095.00 x .20 = $619.00). If you reside in a state that has adopted provisions similar to Code Section 409A, you could potentially incur an additional penalty of up to $619.00. In addition, you would incur an interest expense on the amount that should have been included in income in 2005. This interest expense would be equal to the underpayment rate plus 1 percent multiplied by 3,095.00.

     (2) Impact on 2006 Taxes:

     Ordinary Income on December 31, 2006: On December 31, 2006, you would recognize additional ordinary compensation income with respect to the 250 shares which vest in 2006. Based on the assumed fair market value of the Monster common stock of $46.64 per share on December 31, 2006, such income would be in an amount of $4,550.00, calculated as follows:

                        ($46.64-$28.44) x 250 = $4,550.00

     Excise Tax Applicable to 2006 Vesting: In addition, there would be a $910.00 penalty tax with respect to such income ($4,550.00 x .20 = $910.00). If you reside in a state that has adopted provisions similar to Code Section 409A, you could potentially incur an additional penalty of up to $910.00.

     (3) Impact on 2007 Taxes:

     Ordinary Income on December 31, 2007: On December 31, 2007, you would recognize additional ordinary compensation income with respect to the 250 shares which vest in 2007. Based on the assumed fair market value of the Monster common stock of $50.00 per share on December 31, 2007, such income would be in an amount of $5,390.00, calculated as follows:

                        ($50.00-$28.44) x 250 = $5,390.00

     Excise Tax Applicable to 2007 Vesting: In addition, there would be a $1,078.00 penalty tax with respect to such income ($5,390.00 x .20 = $1,078.00). If you reside in a state that has adopted provisions similar to Code Section 409A, you could potentially incur an additional penalty of up to $1,078.00.

     (4) Possible Additional Taxes: You will also be taxed annually on any increase in the value of Monster common stock subject to the vested option until the option is exercised or cancelled.

     Code Section 409A only applies to below-market options which were not vested as of December 31, 2004. The portion of any below-market option granted prior to October 4, 2004 which was vested as of December 31, 2004 is grandfathered and is not subject to Code Section 409A.

     Pursuant to the transitional relief which the Treasury Department provided under Code Section 409A, if you exercised the portion of your option which vested in the 2005 calendar year in that year, you avoided any negative tax consequences under Code Section 409A with respect to that portion. To avoid any adverse tax consequences under Code Section 409A with respect to the portion of your option which vested after December 31, 2004 (but was not exercised in 2005) you must take remedial action to bring that portion of your option (the "409A Portion") into compliance with the requirements of Code Section 409A. Monster is now offering you the opportunity to bring the 409A Portion of your option into compliance with Code Section 409A by amending the 409A Portion of your option to increase the exercise price to the Amended Exercise Price. Such an amendment should cause the option to no longer be subject to Code Section 409A (see, however, "Certain Risks of Participating in the Offer" on page 10), and you should be able to exercise that option, subject only to the existing exercise provisions and option term in effect for that option and applicable law.

     If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your participation in the Offer. You should be certain to consult your personal tax advisor to discuss these consequences.

     Neither we nor our board of directors will make any recommendation as to whether you should accept the Offer, nor have we authorized any person to make any such recommendation. You must make your own decision whether to accept the Offer to amend your Eligible Option after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Code Section 409A may apply to your Eligible Option if it is not amended pursuant to the Offer. You are urged to evaluate carefully all of the information in the Offer and to consult your own investment, legal and tax advisors.

3.   STATUS OF ELIGIBLE OPTIONS NOT AMENDED.

     If you choose not to accept the Offer to amend your Eligible Option, that option will continue to remain outstanding in accordance with its existing terms, including the below-market exercise price component which may violate Code Section 409A. Accordingly, if you take no other action to bring that option into compliance with Code Section 409A, you may be subject to the adverse U.S. federal tax consequences described in Section 2, above. You will be solely responsible for any taxes, penalties or interest payable under Code Section 409A.

4.   PROCEDURES FOR ACCEPTING THE OFFER TO AMEND ELIGIBLE OPTIONS.

     Proper Acceptance of Offer to Amend. Monster will send you a personalized Letter of Transmittal for you to use if you wish to accept the Offer. The Letter of Transmittal will contain a personal summary of the Eligible Option that you currently hold, including information relating to the number of shares subject to Code Section 409A. To validly accept the Offer to amend your Eligible Option pursuant to the Offer, you must, in accordance with the terms of your Letter of Transmittal, properly complete, duly execute and deliver to us that Letter of Transmittal, along with any other required documents. Except in accordance with the next sentence, the Letter of Transmittal must be executed by the Eligible Option holder. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or any other person acting in a fiduciary or representative capacity, the signer's full title and proper evidence satisfactory to Monster of the authority of such person to act in such capacity must be indicated on the Letter of Transmittal.

     We must receive all of the required documents before the Expiration Date. If we extend the Offer beyond that time, we must receive those documents before the extended Expiration Date of the Offer. We will not accept delivery of any Letter of Transmittal after expiration of the Offer. If we do not receive a properly completed and duly executed Letter of Transmittal from you prior to the expiration of the Offer, your Eligible Option will not be amended.

     The Letter of Transmittal and other documents may only be submitted by facsimile to The Altman Group, Inc., Attn.: Jason Vinick, at facsimile number
(201) 460-0050. Submissions by any other means, including hand delivery, interoffice mail or U.S. mail (or other postal service), are not permitted. Delivery of all documents, including the Letter of Transmittal and any other required documents, is at the risk of the submitting option holder. You should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your Letter of Transmittal within two business days of receipt. If you have not received a confirmation, you must confirm that we have received your submissions by contacting Jason Vinick at The Altman Group, Inc. at (201) 806-2208.

     You cannot accept the Offer with respect to only a portion of one of your Eligible Options, and we will not accept such a partial acceptance. Accordingly, if you decide to accept the Offer with respect to an Eligible Option, you must accept the Offer to amend such Eligible Option for all the shares subject to such Eligible Option. However, you may choose to amend all or only some of your Eligible Options.

     If your Letter of Transmittal includes any option which is not an Eligible Option or includes only a portion of the shares subject to your Eligible Option, then we will not accept the submitted acceptance, but we do intend to accept and amend any properly submitted acceptance of the Offer to amend an Eligible Option set forth in the Letter of Transmittal.

     Determination of Validity; Rejection of Option Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to form of documents and the validity, form, eligibility (including time of receipt), and acceptance of the Offer, and we will decide, in our sole discretion, all questions as to (i) the portion of each option grant which comprises an Eligible Option for purposes of this Offer; (ii) the number of shares of common stock comprising the Eligible Option, and (iii) the amount of the Cash Payment relating to each properly submitted acceptance of the Offer to amend an Eligible Option and whether such Cash Payment is earned in accordance with the terms of the Offer. Our determination as to those matters will be final and binding on all parties. We reserve the right to reject any or all acceptances of the Offer that we determine do not comply with the conditions of the Offer, that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we intend to accept and amend the exercise price of each properly and timely submitted acceptance of the Offer to amend an Eligible Option that is not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any acceptance of the Offer. No acceptance of the Offer to amend an Eligible Option will be deemed to have been properly made until all defects or irregularities have been cured by the submitting holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in acceptance of the Offer, nor will anyone incur any liability for failure to give any such notice.

     Eligible Option that is Not Validly Withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any acceptance of the Offer. No acceptance of the Offer to amend an Eligible Option will be deemed to have been properly made until all defects or irregularities have been cured by the submitting holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in acceptance of the Offer, nor will anyone incur any liability for failure to give any such notice.

     Our Acceptance Constitutes an Agreement. Your acceptance of the Offer to amend your Eligible Option pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. Our acceptance of your submitted acceptance of the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

     Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will, promptly upon the expiration of the Offer, accept for amendment all properly submitted acceptances of the Offer to amend Eligible Options that have not been validly withdrawn, and we will increase the exercise price of those options to the Amended Exercise Price on the Amendment Date.

5.   WITHDRAWAL RIGHTS.

     You may only withdraw your submitted acceptance of the Offer in accordance with the provisions of this Section 5.

          (i) You may withdraw your submitted acceptance of the Offer at any time before 11:59 p.m., Eastern Time, on the Expiration Date of the Offer. In addition, unless we accept and amend your Eligible Option before 12:00 midnight, Eastern Time, on May 8, 2007 (the 40th business day after the date of this Offer to Amend), you may withdraw your submitted acceptance of the Offer at any time thereafter.

          (ii) To validly withdraw your acceptance of the Offer, you must deliver to us a properly completed and duly executed Withdrawal Form while you still have the right to withdraw the submitted acceptance. You may submit the Withdrawal Form only by facsimile to The Altman Group, Inc.,
     Attn.: Jason Vinick, at facsimile number (201) 460-0050. Submissions by any other means, including hand delivery, interoffice mail or U.S. mail (or other postal service), are not permitted. To obtain a copy of the Withdrawal Form please contact Jason Vinick at The Altman Group, Inc. at
     (201) 806-2208.

     YOU MAY NOT WITHDRAW ONLY A PORTION OF YOUR ACCEPTANCE OF THE OFFER. IF YOU CHOOSE TO WITHDRAW YOUR ACCEPTANCE OF THE OFFER, YOU MUST WITHDRAW THE ENTIRE ACCEPTANCE.

     Except in accordance with the next sentence, the Withdrawal Form must be executed by the option holder who submitted the acceptance. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or any other person acting in a fiduciary or representative capacity, the signer's full title and proper evidence satisfactory to Monster of the authority of such person to act in such capacity must be indicated on the Withdrawal Form.

     You may not rescind any withdrawal, and any acceptance of the Offer you withdraw will not thereafter be deemed to be subject to the Offer, unless you properly re-submit a new Letter of Transmittal indicating your acceptance to amend your Eligible Option before the Expiration Date by following the procedures described in Section 4. This new acceptance must be properly completed, signed and dated after your original Letter of Transmittal and your Withdrawal Form.

     Neither Monster nor any other person is obligated to give notice of any defects or irregularities in any Withdrawal Form submitted to us, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

6.   ACCEPTANCE OF ELIGIBLE OPTIONS FOR AMENDMENT.

     Upon the terms and subject to the conditions of the Offer, we will, upon the Expiration Date, accept for amendment all Eligible Options for which acceptances of this Offer have been properly submitted and not validly withdrawn before the Expiration Date. We will provide oral or written notice to the option holders of our acceptance, which may be by e-mail, press release or other means.

     As soon as practicable following the Amendment Date, we will provide the holder of each Eligible Option subject to a validly submitted acceptance of the Offer with an amendment to his or her stock option award agreement. Promptly following the Amendment Date, we will provide the holder of each Eligible Option subject to a validly submitted acceptance of the Offer who has chosen to raise the exercise price of his or her options with a Notice of Expiration of Offer evidencing our commitment to pay the Cash Payment in accordance with the terms set forth in this Offer.

7.   CONDITIONS OF THE OFFER.

     We will not accept any acceptances of the Offer to amend Eligible Options, and we may terminate or amend the Offer or postpone our acceptance and amendment of any Eligible Options, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended, if at any time on or after March 13, 2007 and prior to the Expiration Date, any of the following events has occurred, or has been reasonably determined by us to have occurred and, in our reasonable judgment in any such case, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with our acceptance of any acceptances of the Offer to amend Eligible Options:

          (a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the repricing of some or all of the Eligible Options pursuant to the Offer or the payment of the Cash Payments, or otherwise relates in any manner to the Offer or that, in our judgment, could materially and adversely affect our business, condition (financial or other), operating results, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the contemplated benefits of the Offer to us;

          (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

          - make the repricing of the Eligible Options or payment of the Cash Payments illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relates in any manner to the Offer;

          - delay or restrict our ability, or render us unable, to accept or reprice some or all of the Eligible Options;

          - materially impair the benefits we hope to receive as a result of the Offer; or

          - materially and adversely affect our business, condition (financial or other), operating results, operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

          (c)  there shall have occurred:

               - any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

               - any significant change in the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

               - in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

               - any decline in either the Dow Jones Industrial Average, The Nasdaq Stock Market, Inc. or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on March 13, 2007;

          (d) there shall have occurred any change in generally accepted accounting standards or the application or interpretation thereof which could or would require us for financial reporting purposes to record compensation expenses against our operating results in connection with the Offer which would be in excess of any compensation expenses which we would be required to record under generally accepted accounting standards in effect at the time we commence the Offer;

          (e) a tender or exchange offer with respect to some or all of our outstanding common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

               - any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a
                    Schedule 13D or Schedule 13G with the SEC before March 13, 2007;

               - any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before March 13, 2007 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

               - any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

          (f) any change or changes shall have occurred in our business, condition (financial or other), assets, operating results, operations, prospects or stock ownership or that of our subsidiaries that, in our judgment, is or may be material to us or our subsidiaries or otherwise makes it inadvisable for us to proceed with the Offer; or

          (g) any rules, regulations or actions by any governmental authority, The Nasdaq Stock Market, Inc., or other regulatory or administrative authority of any national securities exchange have been enacted, enforced or deemed applicable to Monster that makes it inadvisable for us to proceed with the Offer.

     The conditions to the Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.   PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

     There is no established trading market for Eligible Options, or any other options granted under our Plan.

     Our common stock is quoted on The Nasdaq Stock Market, Inc. under the symbol "MNST." The following table shows, for the periods indicated, the high and low sales prices per share of our common stock on The Nasdaq Stock Market, Inc.

        QUARTER ENDED                            HIGH                 LOW
--------------------------------------------------------------------------------
December 31, 2006                                $48.20               $36.20
September 30, 2006                               $43.25               $34.81
June 30, 2006                                    $59.99               $34.75
March 31, 2006                                   $51.38               $39.77
December 31, 2005                                $42.03               $28.59
September 30, 2005                               $32.86               $27.71
June 30, 2005                                    $29.35               $22.44
March 31, 2005                                   $34.02               $28.01
December 31, 2004                                $34.25               $24.08

     On February 28, 2007, the last reported sale price of our common stock on The Nasdaq Stock Market, Inc. was $49.86 per share.

     The price of our common stock has been, and in the future may be, volatile and could decline. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future, as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced extreme price and volume fluctuations that have affected the market prices of many companies, and that have often been unrelated or disproportionate to the operating performance of these companies.

9.   SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF AMENDED ELIGIBLE OPTIONS.

     Consideration. If we accept your acceptance of the Offer to amend your Eligible Option, that option will be amended to increase the exercise price per share to the Amended Exercise Price per share. If you accept the Offer, then in addition to the repricing of your Eligible Option, you will be eligible to receive the special Cash Payment. The payments of the Cash Payment will be made from Monster's general assets as they become due, and you will be a general creditor of Monster with respect to the Cash Payment.

     If all Eligible Participants accept the Offer to amend Eligible Options pursuant to the Offer, then the resulting repriced Eligible Options will cover approximately 81,257 shares of our common stock, which represents approximately 0.0625% of the total number of shares of our common stock outstanding as of February 28, 2007 and the Cash Payments payable pursuant to this Offer will be in the total maximum dollar amount of $330,927.

     Terms of Amended Eligible Options. Except for the Amended Exercise Price, all of the terms and provisions in effect for each Eligible Option at the time of acceptance of the Offer to amend the Eligible Option will continue in effect after the amendment. Accordingly, each repriced Eligible Option will continue to vest in accordance with the same vesting schedule currently in effect for that option and the exercise period and option term will also remain unchanged.

     The amendment of the Eligible Options with respect to which the Offer has been accepted will not create any contractual or other right of the accepting option holders to receive any future grants of stock options or other stock-based compensation. This Offer does not change the "at-will" nature of an optionee's employment with us, and an optionee's employment may be terminated by us or by the optionee at any time, for any reason, with or without cause. The employment of optionees outside the United States may be terminated subject to the requirements of local law and the terms of any employment agreement.

     The Eligible Options have all been granted pursuant to the Plan, and the amended Eligible Options will continue to remain outstanding under such Plan.

     The following is a description of the principal features of the Plan which apply to option grants. The description is subject to, and qualified in its entirety by reference to, all the provisions of the Plan and the form of stock option award agreement in effect for the Eligible Options. The complete Plan document has been filed as Exhibit 10.1 to our Form 8-K filed with the U. S. Securities and Exchange Commission ("SEC") on June 17, 2005, and the form of stock option agreement has been filed as Exhibit 10.1 to our Form 8-K filed with the SEC on

December 31, 2004. The amendment to the stock option award agreement to be used to evidence the repricing of each Eligible Option has been filed with the U.S. Securities and Exchange Commission as an exhibit to the Schedule TO. Please contact Jason Vinick at The Altman Group, Inc. at (201) 806-2208 to receive a copy of the Plan document, the form of stock option award agreement or the form amendment to the stock option award agreement. We will promptly furnish you copies of those documents at our expense.

     General. A committee (the "Committee") appointed by our board of directors has the authority to administer the Plan. The Plan permits the granting of: (1) stock options, including incentive stock options ("ISOs") and options which do not qualify as ISO's ("NQSOs") ; (2) stock appreciation rights; (3) awards of restricted stock; (4) performance-based awards; (5) prior to June 16, 2005, automatic grants of non-qualified stock options to non-employee directors; (6) from and after June 16, 2005, automatic grants of shares of common stock of Monster to non-employee directors; and (7) such other types of equity-based awards as the Committee deems advisable, including phantom stock awards, stock bonus awards and dividend equivalent awards.

     Share Reserve. As of February 28, 2007, options to purchase 7,750,345 shares of common stock were outstanding under the Plan. The shares of common stock issuable under the Plan may be drawn from shares of our authorized but unissued common stock.

Option Terms

     The terms of options granted under the Plan are stated in the option agreements. Each option has an exercise price per share determined by the Committee when the option is granted, but the purchase price per share of common stock covered by a non-qualified stock option must be at least equal to the par value per share of common stock on the grant date and the purchase price per share of common stock covered by an ISO may not be less than 100% of the fair market value of a share of common stock on the grant date. All options will expire 10 years after the date the option is granted. The Committee may establish such vesting and other restrictions on the exercise of an option and/or upon the disposition of the stock acquired upon the exercise of an option as it deems appropriate. Unless the Committee determines otherwise, during an optionee's employment or service with the Company or an affiliate, each option will be subject to a four-year vesting schedule, pursuant to which, unless sooner terminated or accelerated, the option will become vested as to 25% of the shares originally covered thereby at the end of each of the first four years following the grant date.

     If an optionee's service terminates by reason of his or her death, any stock option held by the optionee will become fully vested and may be exercised by the deceased optionee's beneficiary at any time within one year from the date of death but in no event after expiration of the stated term. If the optionee's service terminates by reason of his or her disability, any stock options held by the optionee may be exercised by the optionee any time within one year from the date of termination but in no event after expiration of the stated term. If an optionee's service terminates for any reason other than death or disability or no reason, then all stock options held by the optionee may be exercised at any time within a period of six months from the termination date, but in no event after expiration of the stated term.

     Changes in Capitalization. In the event of any increase or decrease in the number of issued shares of our common stock resulting from a stock split or consolidation of shares or any like capital adjustment, or the payment of any stock dividend, appropriate adjustments will be made to (i) the aggregate number and class of shares for which awards may be granted to any individual in any calendar year under the Plan; (iii) the number and class of shares covered by each outstanding award; and (iv) if applicable, the exercise price per price per share in effect under each outstanding option.

     Amendment and Termination. Our Board of Directors may amend or terminate the Plan, and may amend any outstanding options under the Plan, but any amendment or termination that would adversely affect the rights of the option holder will require the consent of that person.

     Taxation of Non-Statutory Stock Options. Under the Code, no taxable income is recognized by an optionee upon the grant of a non-statutory option under the Plan. In general, the optionee will recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the optionee.

     If you are subject to the tax laws in more than one jurisdiction, you should be aware that consequences of more than one country may apply to you as a result of your receipt, vesting or exercise of a Monster option grant. You should be certain to consult your personal tax advisor to discuss these consequences.

10.  AMENDED ELIGIBLE OPTIONS WILL NOT DIFFER FROM ELIGIBLE OPTIONS.

     Except for the Amended Exercise Price, all of the terms and provisions in effect for each Eligible Option at the time of acceptance of the Offer to amend the Eligible Option will continue in effect after the amendment. Accordingly, no change to the vesting schedule will occur by reason of the amendment, and the option term will also remain unchanged.

11.  INFORMATION CONCERNING MONSTER.

     Founded in 1967, Monster Worldwide, Inc. is the parent company of Monster, the leading global online careers property. Our clients range from Fortune 100 companies to small and medium-sized enterprises and government agencies.

     For more information about Monster, visit www.monsterworldwide.com.

     Monster is incorporated in Delaware. The Company's principal executive offices are located at 622 Third Avenue, 39th Floor, New York, NY 10017, and our telephone number at that address is (212) 351-7000.

     Financial Information. The financial information included in our annual report on Form 10-K for the fiscal year ended December 31, 2006, including the consolidated balance sheets, statements of operations, statements of stockholders' equity, statements of cash flows and the notes to consolidated financial statements, is incorporated herein by reference.

     See Section 18 for instructions on how you can obtain copies of our SEC reports that contain the audited financial statements.

12. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS; AND MATERIAL AGREEMENT WITH DIRECTORS AND OFFICERS.

     No Monster executive officer, director or affiliate holds Eligible Options.

     A list of the current members of our board of directors and executive officers is attached as Schedule I to this document. As of February 28, 2007, our executive officers and directors as a group beneficially owned outstanding options under our various stock option plans to purchase a total 776,299 shares of our common stock. That number represented approximately 9.94% of the shares of our common stock subject to all options outstanding under our various stock option plans as of that date. None of the options held by our executive officers or directors are Eligible Options.

     Schedule II attached to this document sets forth a table indicating the beneficial ownership of our common stock by our directors and executive officers as of February 28, 2007.

     The Board members and executive officers listed on Schedule III were parties to the transactions involving Monster common stock conducted during the 60-day period ended March 12, 2007.

     Except as otherwise described above and other than stock option grants in the ordinary course to employees who are not executive officers, there have been no transactions in any outstanding options to purchase our common stock or in our common stock which were effected during the 60-day period ended March 12, 2007 by Monster or, to our knowledge, by any current executive officer, director, affiliate or subsidiary of Monster.

13. STATUS OF OPTIONS AMENDED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

     Eligible Options that we accept will be amended to have the Amended Exercise Price on the Amendment Date. The terms and provisions of each amended Eligible Option resulting from the acceptance of the Offer will not differ from the terms and provisions in effect for that option at the time of acceptance, other than the change in the exercise price. All Eligible Options, whether or not amended pursuant to this Offer, will continue to remain outstanding options under the Plan.

     Pursuant to the accounting standards in effect under the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 123R (revised 2004) ("FAS 123R"), we will not recognize a compensation expense for financial reporting purposes with respect to the repricing of the Eligible Options to the adjusted exercise price. We will recognize a compensation expense for financial reporting purposes in the amount of the Cash Payments which become payable to those who have chosen to amend the exercise price of their options pursuant to the terms of the Offer.

14.  LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acceptance of options for amendment as contemplated by the Offer or our payment of the Cash Payments, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for such amendment of those options or the payment of the Cash Payments as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of the Eligible Options submitted for amendment under the Offer or the payment of the Cash Payments pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation to amend Eligible Options is subject to certain conditions, including the conditions described in Section 7.

15.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of the material U.S. federal income tax consequences applicable to the amendment of the Eligible Options and the payment of the Cash Payments. Foreign, state and local tax consequences are not addressed.

     Acceptance of Offer. If you accept the Offer to amend your Eligible Option, you will not recognize any taxable income for U.S. federal income tax purposes at the time of your acceptance.

     Amendment of Option. The amendment of your Eligible Option is not a taxable event for U.S. federal income tax purposes.

     Exercise of Amended Eligible Option. Your amended Eligible Option will be taxable as a non-statutory stock option for U.S. federal income tax purposes. Accordingly, upon exercise of your amended Eligible Option, you will recognize immediate taxable income equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and Monster must collect the applicable withholding taxes with respect to such income.

     Sale of Acquired Shares. The subsequent sale of the shares acquired upon the exercise of your amended Eligible Option will give rise to a capital gain to the extent the amount realized upon that sale exceeds the sum of the (i) exercise price paid for the shares plus (ii) the taxable income recognized in connection with the exercise of your amended Eligible Option for those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are not sold until more than one (1) year after the date the amended Eligible Option is exercised for those shares.

     Cash Payment. You will be immediately taxed upon receipt of each installment payment of the Cash Payment that you earn. The payment will constitute wages for tax withholding purposes. Accordingly, Monster must withhold all applicable federal, state and local income and employment withholding taxes, and you will receive only the portion of the payment remaining after those taxes have been withheld.

     Foreign Taxation. If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your receipt, vesting or exercise of a Monster option grant and/or your participation in the Offer. You should be certain to consult your personal tax advisor to discuss these consequences.

     WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FOREIGN AND U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

16.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance and amendment of any Eligible Options by giving notice of such extension to the submitting option holders and making a public announcement thereof.

     We also expressly reserve the right, in our judgment, at any time prior to the Expiration Date, to terminate or amend the Offer and to postpone our acceptance and amendment of any Eligible Options with respect to which the Offer has been accepted upon the occurrence of any of the conditions specified in
Section 7, by giving oral or written notice of such termination or postponement to the accepting option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and amendment of the accepted Eligible Options is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return the accepted Eligible Options promptly after termination or withdrawal of the Offer.

     Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment will be issued no later than 9:00 a.m. Eastern Time on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change.

     If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Those rules require that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will give notice of such action and keep the Offer open for at least ten business days after the date of such notification:

          (1) we increase or decrease the amount of consideration offered for the Eligible Options, or

          (2) we decrease the number of Eligible Options eligible to be accepted for amendment in the Offer.

17.  FEES AND EXPENSES.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting submissions of Eligible Options for amendment pursuant to this Offer.

18.  ADDITIONAL INFORMATION.

     We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Amend is a part, with respect to the Offer. This Offer to Amend does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC before making a decision on whether to accept the Offer to amend your Eligible Options:

          1. Our Annual Report on Form 10-K for our fiscal year ended December 31, 2006, filed with the SEC on March 1, 2007;

          2. Our definitive proxy statement on Schedule 14A for our 2006 annual meeting of shareholders, filed with the SEC on May 1, 2006;

          3. Our quarterly reports on Form 10-Q and Form 10-Q/A for our fiscal quarter ended March 31, 2006, filed with the SEC on May 10, 2006 and December 13, 2006, respectively, and our quarterly reports on Form 10-Q for our fiscal quarters ended June 30, 2006 and September 30, 2006, filed with the SEC on December 13, 2006 and December 26, 2006, respectively; and

          4. All other reports filed pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by its Annual Report referred to in (1) above.

     The SEC file number for these filings is 001-020416. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC's website at www.sec.gov. These filings may also be examined, and copies may be obtained, at the following SEC public reference room:

                               100 F Street, N.E.
                             Washington, D.C. 20549

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

     We will also provide without charge to each person to whom a copy of this document is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Jason Vinick at The Altman Group, Inc. at (201) 806-2208.

     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this document, you should rely on the statements made in the most recent document.

     The information relating to Monster in this Offer to Amend should be read together with the information contained in the documents to which we have referred you.

19.  FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

     This Offer to Amend and our SEC reports referred to above include "forward-looking statements". When used in this Offer to Amend, words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "may," "will" and variations of such words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Those statements speak only as of the date hereof. Such information is subject to change, and we will not necessarily inform you of such changes.

     Those statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

     Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Form 10-Q/A and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

     The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the act. The act does not provide this protection for transactions such as the Offer, to the extent it constitutes a tender offer, and may not be available for our forward-looking statements contained in this document.

     We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the

Offer is not in compliance with any valid applicable law, we intend to make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law or we determine that further efforts to comply are not advisable, the Offer will not be made to, nor will acceptances of the Offer be accepted from or on behalf of, the holders of Eligible Options residing in such jurisdiction.

     We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal. If anyone makes any representation to you or gives you any information different from the representations and information contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal, you must not rely upon that representation or information as having been authorized by us. We have not authorized any person to make any recommendation on our behalf as to whether you should accept or reject the Offer to amend your Eligible Option pursuant to the Offer. You should rely only on the representations and information contained in this Offer to Amend, the related Tender Offer Statement on Schedule TO or in the related Letter of Transmittal or to which we have referred you.

Monster Worldwide, Inc.                                           March 13, 2007

                                   SCHEDULE I

         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                             MONSTER WORLDWIDE, INC.

     The members of the Monster board of directors and the Monster executive officers and their respective positions and offices as of March 12, 2007, are set forth in the following table:

        NAME                                      POSITION AND OFFICES HELD
----------------------------------------------------------------------------------------
William M. Pastore                     President and Chief Executive Officer, Director
Charles Baker                          Senior Vice President and Chief Financial Officer
Bradford J. Baker                      President, Product, Technology and Service
Douglas Klinger                        President, Monster North America
Steven Pogorzelski                     Group President, International
Chris G. Power                         Chief Financial Officer, Global Operations
Jonathan Trumbull                      Global Controller and Chief Accounting Officer
Salvatore Iannuzzi                     Director
John Gaulding                          Director
Ronald J. Kramer                       Director
George R. Eisele                       Director
Michael Kaufman                        Director
Phillip R. Lochner, Jr.                Director
John Swann                             Director
David A. Stein                         Director

     The address of each board member and executive officer is c/o Monster Worldwide, Inc, 622 Third Avenue, 39th Floor, New York, NY 10017.

                                   SCHEDULE II

              BENEFICIAL OWNERSHIP OF MONSTER SECURITIES BY MONSTER
                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows the holdings of Monster common stock by each director and each executive officer of Monster as of February 28, 2007:

                                                 Amount and Nature
                                            of Beneficial Ownership of           Percent of
 Name of Beneficial Owner (1)                      Common Stock                     Class
------------------------------              --------------------------           ----------
William M. Pastore (2)                               331,275                          *
Charles Baker (3)                                     51,969                          *
Chris G. Power (4)                                    94,237                          *
Jonathan Trumbull (5)                                 55,748                          *
Steven Pogorzelski (6)                               203,881                          *
Bradford J. Baker (7)                                 49,076                          *
Douglas Klinger (8)                                   23,227                          *
George R. Eisele                                      16,000                          *
John Gaulding (9)                                     33,264                          *
Salvatore Iannuzzi                                     2,500                          *
Michael Kaufman (10)                                  48,267                          *
Ronald J. Kramer (11)                                 51,273                          *
Philip R. Lochner, Jr.                                 2,500                          *
David A. Stein (12)                                   33,750                          *
John Swann (13)                                       19,422                          *

---------------------------

*    Does not exceed 1% of the outstanding shares.

(1) Correspondence to all executive officers and directors of the Company may be mailed to Monster Worldwide, Inc., c/o Secretary, 622 Third Avenue, 39th Floor, New York, NY 10017.

(2) Includes (A) 233,413 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of February 28, 2007 and
     (B) 50,000 shares of common stock issuable pursuant to a stock bonus award and a restricted stock unit award within 60 days of February 28, 2007.

(3) Includes (A) 10,000 shares of common stock issuable pursuant to a restricted stock unit award within 60 days of February 28, 2007, (B) 300 shares held by the Baker Wallace 2001 Trust and (C) 169 shares of common stock held by the Company's 401(k) plan.

(4) Includes (A) 85,859 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of February 28, 2007, (B) 4,250 shares of common stock issuable pursuant to a restricted stock unit award within 60 days of February 28, 2007 and (C) 846 shares of common stock held by the Company's 401(k) plan.

(5) Consists of (A) 53,846 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of February 28, 2007, (B) 1,250 shares of common stock issuable pursuant to a restricted stock unit award within 60 days of February 28, 2007 and (C) 652 shares of common stock held by the Company's 401(k) plan.

(6) Includes (A) 187,162 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of February 28, 2007, (B) 4,250 shares of common stock issuable pursuant to a restricted stock unit award within 60 days of February 28, 2007 and (C) 2,998 shares of common stock held by the Company's 401(k) plan.

(7) Includes (A) 40,543 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of February 28, 2007, (B) 4,250 shares of common stock issuable pursuant to a restricted stock unit award within 60 days of February 28, 2007 and (C) 1,001 shares of common stock held by the Company's 401(k) plan.

(8) Consists of (A) 18,750 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of February 28, 2007, (B) 4,250 shares of common stock issuable pursuant to a restricted stock unit award within 60 days of February 28, 2007 and (C) 227 shares of common stock held by the Company's 401(k) plan.

(9) Includes 29,014 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of February 28, 2007.

(10) Includes 42,017 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of February 28, 2007.

(11) Includes 45,023 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of February 28, 2007.

(12) Includes 27,500 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of February 28, 2007.

(13) Includes 13,172 shares of common stock issuable upon the exercise of stock options that are exercisable within 60 days of February 28, 2007.

                                  SCHEDULE III

              INTERESTS OF DIRECTORS AND OFFICERS: TRANSACTIONS AND
             ARRANGEMENTS CONCERNING THE OPTIONS OR COMMON STOCK OF
                                     MONSTER

        There were no transactions in our Eligible Options or Common Stock involving our executive officers and directors within the 60 days before the commencement of the Offer, except that are set forth in the following table:

Name                       Date of Transaction       Nature of Transaction      Amount           Price ($)
------------------         -------------------       ---------------------      ------           ---------
Bradford J. Baker          March 5, 2007             (1)                        1,350            46.83
Douglas Klinger            March 5, 2007             (2)                        1,350            46.83
William Pastore            March 5, 2007             (3)                        7,829            46.83
Steven Pogorzelski         March 5, 2007             (4)                        1,512            46.83
Chris G. Power             March 5, 2007             (5)                        1,427            46.83
Jonathan Trumbull          March 5, 2007             (6)                        423              46.83
Bradford J. Baker          March 3, 2007             (7)                        17,000           0
Charles Baker              March 3, 2007             (8)                        40,000           0
Douglas Klinger            March 3, 2007             (9)                        17,000           0
William Pastore            March 3, 2007             (10)                       75,000           0
Steven Pogorzelski         March 3, 2007             (11)                       17,000           0
Chris G. Power             March 3, 2007             (12)                       17,000           0
Jonathan Trumbull          March 3, 2007             (13)                       5,000            0
Chris G. Power             February 21, 2007         Exercise of stock options  3,750            11.79
Chris G. Power             February 21, 2007         Sale                       2,400            53.99
Chris G. Power             February 21, 2007         Sale                       100              53.98
Chris G. Power             February 21, 2007         Sale                       1,250            53.97
William Pastore            February 6, 2007          (14)                       18,985           51.71
George Eisele              February 6, 2007          Sale                       2,559            51.59
George Eisele              February 6, 2007          Sale                       100              51.60
George Eisele              February 6, 2007          Sale                       1,100            51.62
George Eisele              February 6, 2007          Sale                       241              51.63

(1) Represents shares of common stock withheld to satisfy tax and other withholding obligations relating to the issuance of 4,250 shares of common stock to the reporting person on March 5, 2007 pursuant to a restricted stock unit award.

(2) Represents shares of common stock withheld to satisfy tax and other withholding obligations relating to the issuance of 4,250 shares of common stock to the reporting person on March 5, 2007 pursuant to a restricted stock unit award.

(3) Represents shares of common stock withheld to satisfy tax and other withholding obligations relating to the issuance of 18,750 shares of common stock to the reporting person on March 5, 2007 pursuant to a restricted stock unit award.

(4) Represents shares of common stock withheld to satisfy tax and other withholding obligations relating to the issuance of 4,250 shares of common stock to the reporting person on March 5, 2007 pursuant to a restricted stock unit award.

(5) Represents shares of common stock withheld to satisfy tax and other withholding obligations relating to the issuance of 4,250 shares of common stock to the reporting person on March 5, 2007 pursuant to a restricted stock unit award.

(6) Represents shares of common stock withheld to satisfy tax and other withholding obligations relating to the issuance of 1,250 shares of common stock to the reporting person on March 5, 2007 pursuant to a restricted stock unit award.

(7) Represents a commitment of Monster Worldwide, Inc. to issue 4,250 shares of common stock to the reporting person on each of March 5, 2007, March 5, 2008, March 5, 2009 and March 5, 2010, subject to certain conditions. Such commitment is in the form of restricted stock units originally granted on March 27, 2006, and this award was originally disclosed in a Form 8-K dated March 27, 2006 filed by Monster Worldwide, Inc. on March 31, 2006. The award was reported on a Form 4 filed March 6, 2007 by the reporting person as a result of the certification dated March 3, 2007 by the Compensation Committee of the Board of Directors of Monster Worldwide, Inc. that the performance-based conditions set forth in the award were satisfied in full.

(8) Represents a commitment of Monster Worldwide, Inc. to issue 10,000 shares of common stock to the reporting person on each of March 5, 2007, March 5, 2008, March 5, 2009 and March 5, 2010, subject to certain conditions. Such commitment is in the form of restricted stock units originally granted on March 27, 2006, and this award was originally disclosed in a Form 8-K dated March 27, 2006 filed by Monster Worldwide, Inc. on March 31, 2006. The award was reported on a Form 4 filed March 6, 2007 by the reporting person as a result of the certification dated March 3, 2007 by the Compensation Committee of the Board of Directors of Monster Worldwide, Inc. that the performance-based conditions set forth in the award were satisfied in full.

(9) Represents a commitment of Monster Worldwide, Inc. to issue 4,250 shares of common stock to the reporting person on each of March 5, 2007, March 5, 2008, March 5, 2009 and March 5, 2010, subject to certain conditions. Such commitment is in the form of restricted stock units originally granted on March 27, 2006, and this award was originally disclosed in a Form 8-K dated March 27, 2006 filed by Monster Worldwide, Inc. on March 31, 2006. The award was reported on a Form 4 filed March 6, 2007 by the reporting person as a result of the certification dated March 3, 2007 by the Compensation Committee of the Board of Directors of Monster Worldwide, Inc. that the performance-based conditions set forth in the award were satisfied in full.

(10) Represents a commitment of Monster Worldwide, Inc. to issue 18,750 shares of common stock to the reporting person on each of March 5, 2007, March 5, 2008, March 5, 2009 and March 5, 2010, subject to certain conditions. Such commitment is in the form of restricted stock units originally granted on March 27, 2006, and this award was originally disclosed in a Form 8-K dated March 27, 2006 filed by Monster Worldwide, Inc. on March 31, 2006. The award was reported on a Form 4 filed March 6, 2007 by the reporting person as a result of the certification dated March 3, 2007 by the Compensation Committee of the Board of Directors of Monster Worldwide, Inc. that the performance-based conditions set forth in the award were satisfied in full.

(11) Represents a commitment of Monster Worldwide, Inc. to issue 4,250 shares of common stock to the reporting person on each of March 5, 2007, March 5, 2008, March 5, 2009 and March 5, 2010, subject to certain conditions. Such commitment is in the form of restricted stock units originally granted on March 27, 2006, and this award was originally disclosed in a Form 8-K dated March 27, 2006 filed by Monster Worldwide, Inc. on March 31, 2006. The award was reported on a Form 4 filed March 6, 2007 by the reporting person as a result of the certification dated March 3, 2007 by the Compensation Committee of the Board of Directors of Monster Worldwide, Inc. that the performance-based conditions set forth in the award were satisfied in full.

(12) Represents a commitment of Monster Worldwide, Inc. to issue 4,250 shares of common stock to the reporting person on each of March 5, 2007, March 5, 2008, March 5, 2009 and March 5, 2010, subject to certain conditions. Such commitment is in the form of restricted stock units originally granted on March 27, 2006, and this award was originally disclosed in a Form 8-K dated March 27, 2006 filed by Monster Worldwide, Inc. on March 31, 2006. The award was reported on a Form 4 filed March 6, 2007 by the reporting person as a result of the certification dated March 3, 2007 by the Compensation Committee of the Board of Directors of Monster Worldwide, Inc. that the performance-based conditions set forth in the award were satisfied in full.

(13) Represents a commitment of Monster Worldwide, Inc. to issue 1,250 shares of common stock to the reporting person on each of March 5, 2007, March 5, 2008, March 5, 2009 and March 5, 2010, subject to certain conditions. Such commitment is in the form of restricted stock units originally granted on March 27, 2006, and this award was originally disclosed in a Form 8-K dated March 27, 2006 filed by Monster Worldwide, Inc. on March 31, 2006. The award was reported on a Form 4 filed March 6, 2007 by the reporting person as a result of the certification dated March 3, 2007 by the Compensation Committee of the Board of Directors of Monster Worldwide, Inc. that the performance-based conditions set forth in the award were satisfied in full.

(14) Represents shares of common stock withheld to satisfy tax and other withholding obligations relating to the issuance of 50,000 shares of common stock to the reporting person by Monster Worldwide, Inc. pursuant to a commitment of Monster Worldwide, Inc. to issue an aggregate of 200,000 shares of common stock to the reporting person, subject to certain conditions. The commitment for such issuance was reported previously on a Form 4 filed by the reporting person on February 8, 2006.